Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No.1 to Registration Statement No. 333-150026 on Form N-14 of our report dated November 28, 2007, relating to the financial statements and financial highlights of BlackRock FundsSM, including Global Science & Technology Opportunities Portfolio appearing in the Annual Report on Form N-CSR of BlackRock FundsSM for the year ended September 30, 2007, and to the references to us under the headings “Other Service Providers-Independent Registered Public Accounting Firm” and “Representations and Warranties – Representations of Global Science” in the Combined Prospectus/Proxy Statement, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
May 8, 2008